Mining Lease and Option to Purchase Agreement

         This Mining Lease and Option to Purchase Agreement
("Agreement") is made and entered into by and between New
Concept Mining, Inc., a Nevada corporation ("Owner"), and Royal
Gold, Inc., a Delaware corporation ("Royal Gold").

                      Recitals

         A. Owner owns two (2) patented and fifteen (15) unpatented mining claims situated in Nye County, Nevada, which are described in Exhibit A-1 attached to this Agreement.

         B. Owner and Crown Resources Corp. of Colorado, a Colorado corporation ("Crown"), are parties to the Purchase Option Agreement dated as of November 2, 1994, concerning the twenty-six
(26) unpatented mining claims and one patented mining claim situated in Nye County, Nevada, which are described in Exhibit A-2 attached to this Agreement.

         C.   Owner and the Norman Coombs/Bottom Family
Trust ("Bottom Trust") are parties to the Mining, Exploration and Development Lease/Purchase Agreement dated effective March 13, 1996, concerning forty-one (41) unpatented mining claims situated in Nye County, Nevada, which are described in Exhibit A-3 attached to this Agreement.

         D. Owner, Dixie Exploration Company, a Nevada corporation, and Anthony C. Selig (the latter two parties being collectively referred to as "Dixie-Selig") are parties to the Lease/Purchase Agreement dated as of March 14, 1997, concerning the thirty-three (33) unpatented mining claims situated in Nye County, Nevada, which are described in Exhibit A-4 attached to this Agreement.

         E. Owner and Royal Gold are parties to the Letter of Intent dated October 27, 1997, and desire to formalize the agreement between them. This Agreement supersedes the Letter of Intent.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

         1.1 "Bottom Agreement" means the agreement described in Recital C.

         1.2 "Bottom Option" means the option to purchase the Bottom Agreement granted by Owner to Royal Gold in accordance with Section 6 and Section 45.

         1.3 "Closing" means the delivery of the Purchase Price for the Option and the exchange of the instruments deposited in escrow as described in Section 6.

         1.4 "Closing Date" means the date on which the Closing occurs.

         1.5 "Crown Agreement" means the agreement described in Recital B.

         1.6 "Diligence Period" means the period beginning on the Effective Date and ending on the earlier of December 31, 1997, or the date on which Royal Gold elects to proceed under this Agreement in accordance with Section 45.

         1.7 "Dixie Agreement" means the agreement described in Recital D.

         1.8 "Effective Date" means the date this Agreement has been executed by all parties.

         1.9 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date. "Lease Anniversary" means each anniversary of the Effective Date.

         1.10 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other metals, mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

         1.11 "Minimum Payments" means the payments payable by Royal Gold in accordance with Section 5.2.

         1.12 "Net Smelter Returns" means the net smelter returns from production of Minerals and Ore from the Property to be determined and paid in accordance with Exhibit B attached to and by this reference incorporated in this Agreement.

         1.13 "Option" means the option to purchase the Property granted by Owner to Royal Gold in accordance with Section 6.

         1.14 "Ore" means material from the Property, the nature and composition of which, in Royal Gold's sole judgment, justifies either: (1) mining or removing from the Property during the term of this Agreement, and shipping and selling the same, or delivering the same to a processing plant for physical or chemical treatment; or (2) treatment, including leaching, on the Property during the term of this Agreement.

         1.15 "Owner" means New Concept Mining, Inc., a Nevada corporation, and its successors and assigns.

         1.16 "Product" means the following:

                   1.16.1 All Minerals and Ore mined or removed from the Property during the term of this Agreement and shipped and sold by Royal Gold before treatment; and,

         1.16.2    All concentrates, precipitates and mill
products produced by or for Royal Gold from Minerals and Ore mined from the Property and sold by Royal Gold, or from Minerals and Ore leached or treated on the Property and sold by Royal Gold during the term of this Agreement.

         1.17 "Property" means the lands and unpatented mining claims described in Recital A of this Agreement and all of Owner's right, title, and interest in the lands and the unpatented mining claims described in Exhibits A-1, A-2, A-3 and A-4 and made subject to this Agreement, including all Minerals and mineral rights.

         1.18 "Purchase Price" means the price to be paid by Royal Gold for its purchase of the Property on exercise of the Option.

         1.19 "Royal Gold" means Royal Gold, Inc., a Delaware corporation, and its successors and assigns.

         1.20 "Royalty" means the Net Smelter Returns production royalty payable to Owner in accordance with Section 5.3.

         1.21 "Underlying Agreements" means, collectively, the Crown Agreement, the Bottom Agreement and the Dixie Agreement, as they may be amended from time to time.

         1.22 "Waste" means earth, rock or material mined or removed from the Property during the term of this Agreement, but which is not Ore.

2.       Relationship of the Parties.

         2.1 Limitation. Royal Gold's performance of its duties and obligations under this Agreement shall not obligate Royal Gold to perform any additional services to Owner nor to invest any funds in the exploration for, development or production of Minerals on or under the Property. Royal Gold may explore, conduct geological, geochemical and geophysical investigations, sample, drill or otherwise explore for, in the manner and to the extent that Royal Gold, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding upon Royal Gold, and, except as expressly provided in this Agreement, Royal Gold shall have no duties or obligations, implied or otherwise, to explore for, develop or mine Minerals or Ore from the Property, it being agreed that Royal Gold's Minimum Payments are in lieu of any implied duties or obligations.

         2.2 No Partnership. This Agreement shall not be deemed to constitute any party as the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose.

         2.3 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement whether or not competitive with the endeavors contemplated under this Agreement without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, money, property or right offered to it outside the scope of this Agreement.

3.      Grant of Exploration Privilege, Sublease and Assignment.

         3.1  Diligence Examination.  Owner grants to Royal
Gold the exclusive right and privilege to enter on the Property for the purposes of examining the condition of the Property and identification of any environmental conditions which are or might be violative of any federal, state or local law, regulation or ordinance concerning preservation or protection of the environment.

         3.2  Grant of Exploration Privilege.  Owner grants to
Royal Gold the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for any and all Minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface of and water on or appurtenant to the Property as Royal Gold needs.

         3.3 Lease. Owner leases exclusively to Royal Gold the Property for the purposes of development, mining, production, removal and sale of all Minerals, mineral substances, metals, Ore, ore-bearing materials and rocks of every kind. The rights granted under this Agreement include all the right, title and interest of Owner in the Property, lands and mining claims described in this Agreement, including, but not limited to, the surface and subsurface, all Ore, Minerals, mineral elements and compounds, and mineral rights, all water and water rights, geothermal resources and geothermal water, in, upon and under the Property, all of the interests of Owner in all options, contracts, easements and rights-of-way reserved or granted in, upon or pertaining to the Property, and all right, title and interest which may be acquired by or for Owner in or pertaining to the Property or any part, during the term of this Agreement, together with any and all veins, lodes and mineral deposits now owned or acquired by Owner after the Effective Date extending from or into or contained in the Property, and all tenements, hereditaments and appurtenances.

         3.4  Assignment and Sublease.  Owner assigns
exclusively to Royal Gold all of Owner's interests under the Underlying Agreements (reserving to Owner, however, the obligations described in this Section 3.4), and subleases to Royal Gold the property interests subject to the Underlying Agreements. Royal Gold accepts the assignment and sublease and agrees to perform all of the obligations of Owner under the Underlying Agreements, except for the obligations reserved to Owner in this
Section 3.4, which accrue or arise after the Effective Date so long as they are subject to this Agreement. During the term of this Agreement, Royal Gold shall have the exclusive right to exercise all elections, privileges and rights granted to Owner, or Owner's predecessors-in-interest, under each of the Underlying Agreements, and Owner grants and transfers to Royal Gold full power and right of substitution and subrogation in and to all credits in Owner's favor and all covenants, representations and warranties made by each lessor, sublessor or optionor of Owner under the Underlying Agreements. On Royal Gold's exercise of the Option, Owner shall assign, convey and transfer to Royal Gold all of Owner's right, title and interest in and under each of the Underlying Agreements and in and to all of the property interests subject to each of the Underlying Agreements. There are reserved to Owner, and Owner agrees to pay and perform, the payment obligations of Owner under the Dixie Agreement. Within five (5) business days following the due date of each payment payable by Owner under the Dixie Agreement, Owner shall deliver to Royal Gold documentary proof that Owner has paid the payments payable by Owner under the Dixie Agreement. If
Owner fails to pay the payments payable under the Dixie Agreement or Owner fails to timely deliver proof of payment of such payments, Royal Gold, in its sole and exclusive election and without obligation to do so, may make the payments payable by Owner under the Dixie Agreement. Any and all payments paid by Royal Gold on Owner's behalf in accordance with this Section shall be credited to Royal Gold's account and against Royal Gold's payment obligations under this Agreement.

         3.5 Uses. Royal Gold is granted the right to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Minerals, Ore or Product, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal water, or geothermal resources, or to any of the rights or privileges of Royal Gold under this Agreement. Royal Gold is further granted the right, to the extent Owner lawfully may grant the right, to divert streams, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface or any part of it, to deposit earth, rocks, waste, lean Ore and materials on any part of the Property, to leach the same, and to commit waste.

         3.6  Water Rights.  Owner leases to Royal Gold all of
Owner's water rights appurtenant to the Property. Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Royal Gold shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Royal Gold in its operations on the Property.

4. Term. The term of this Agreement shall be from the Effective Date for twenty (20) years, and for so long after the end of the primary term as Royal Gold conducts exploration or development activities on the Property or Royal Gold mines or produces Minerals or Ore from the Property, unless this Agreement is sooner terminated or cancelled in accordance with its terms or Royal Gold exercises and consummates the Option.

5. Payments. Royal Gold shall make the following payments under this Agreement:

         5.1  Acknowledgment of Prior Payment.  Owner
acknowledges that Royal Gold has paid or will pay to the Bottom Trust the sum of Fifty Thousand Dollars ($50,000.00) representing payment of a minimum payment due and payable by Owner to the Bottom Trust on or about September 13, 1997, in accordance with the Bottom Agreement.

         5.2 Minimum Payments. Royal Gold shall pay to the lessors, sublessors and optionors, as applicable, under the Underlying Agreements the minimum payments payable in accordance with the Underlying Agreements which accrue during the term of this Agreement and after expiration of the Diligence Period (provided Royal Gold elects to proceed under this Agreement in accordance with Section 45), except the payments payable under the Dixie Agreement which Owner acknowledges Owner, and not Royal Gold, shall pay in accordance with Section 3.4.

         5.3 Production Royalty. Royal Gold shall pay to Owner the Royalty described in this Section 5.3. Payments of the Royalty shall be determined at the end of each calendar quarter after the Effective Date. The Royalty shall be determined quarterly on the basis such that payments will be determined as of and payable within thirty (30) days after the last day of each calendar quarter during which Royal Gold receives any Net Smelter Returns. The Royalty payable by Royal Gold to Owner under this Agreement shall be based solely on the payments actually received by Royal Gold for Net Smelter Returns. Royal Gold shall have no obligation to account to Owner, and Owner shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Royal
Gold or any of its affiliates concerning any Minerals, Ores or Product. Royal Gold shall have no obligation to Owner to complete or perform any futures contracts, forward sales, hedging or any other marketing agreement which Royal Gold or any of its affiliates may hold concerning Minerals, Ores or Product. The Royalty percentage rate payable to Owner shall be four percent (4%) of the Net Smelter Returns less: (a) one-half (1/2) of the amount of any production royalties payable by Royal Gold in accordance with the terms of the Underlying Agreements, provided that Royal Gold shall deduct production royalties against only the portion of the Royalty attributable to production of Minerals from the property interests subject to the respective Underlying Agreements in respect of which the production royalties are paid; and (b) one-half (1/2) of the amount of any production or other royalty that may after the Effective Date be assessed by the United States against the production of Minerals from the Property.

         5.4  Method of Payment.  All payments made by Royal
Gold to Owner shall be paid by check delivered to Owner's address for notice purposes. Royal Gold shall be obligated to deliver only a single check or payment, and Royal Gold shall have no responsibility for disbursement or distribution of any payment after receipt by the described payee. If Owner constitutes two or more parties, such parties shall designate a single agent or depository for payment of all payments to be made by Royal Gold under this Agreement. At the time of making a Royalty payment, Royal Gold shall deliver to Owner a statement showing the amount of the Royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

         5.5 Payment Credits. The payment paid by Royal Gold to the Bottom Trust before the Effective Date and all Minimum Payments paid by Royal Gold to the lessors, sublessors and optionors, as applicable, in accordance with the Underlying Agreements shall be credited cumulatively to Royal Gold's account and against Royal Gold's obligations under this Agreement and the Underlying Agreements. All such payments made by Royal Gold, together with all Royalty payments made by Royal Gold, shall be credited cumulatively to Royal Gold's account and against the Purchase Price.

         5.6 Audit. At Owner's expense, Owner or its authorized agents shall have a right to audit and inspect Royal Gold's accounts and records used in calculating the Royalty payments, which right may be exercised as to each payment at any reasonable time during a period of two (2) years from the date on which the payment was made by Royal Gold. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct. If any audit determines that there has been an underpayment of five percent (5%) or more of any previous Royalty payment, then Royal Gold shall bear the expense of such audit.

6. Purchase Option. Owner grants to Royal Gold the exclusive right to purchase all of Owner's interests in: (a) the Bottom Agreement; and (b) the Underlying Agreements and the Property. Royal Gold may exercise the Bottom Option in accordance with
Section 45. Royal Gold may exercise the Option in respect of the Underlying Agreements and the Property in accordance with this
Section 6. The Purchase Price for the Owner's interests in the Underlying Agreements and the Property shall be Four Million
Three Hundred Fifty Thousand Dollars ($4,350,000.00) in United States currency. Royal Gold may exercise the Option at any time on or before November 30, 2001. Owner's assertion of a default by Royal Gold under this Agreement shall not bar or negate Royal Gold's right to exercise the Option.

         6.1 Notice of Election. Royal Gold may give written notice of its election to exercise the Option or Royal Gold may pay the entire Purchase Price which shall be deemed Royal Gold's exercise of the Option. On Owner's receipt of Royal Gold's notice of its exercise of the Option or on Royal Gold's payment of the entire Purchase Price, the parties shall make diligent efforts to close the conveyance of the Property to Royal Gold within thirty (30) days after Owner's receipt of Royal Gold's notice or as soon as the transaction can be closed.

         6.2 Escrow and Delivery of Instruments. On execution of this Agreement, Owner and Royal Gold shall execute and deliver to an escrow agent satisfactory to Royal Gold the following: (a) Owner shall execute and deliver a conveyance of the Property and an irrevocable assignment of the Underlying Agreements each in form acceptable to Royal Gold and proper for recording; (b) Owner and Royal Gold shall execute and deliver such general conditions as are reasonably requested by the escrow agent; and (c) Owner and Royal Gold shall provide such other assurances and execute and deliver such other instruments as are reasonably requested by Royal Gold, Owner or the escrow agent for the purpose of closing the purchase under this Agreement. On Royal Gold's exercise of the Option and Royal Gold's payment of the Purchase Price to Owner, the escrow agent shall deliver to Royal Gold the documents delivered by Owner and Royal Gold to the escrow agent. If this Agreement is otherwise terminated in accordance with its terms, the escrow agent shall deliver to Owner the documents delivered by Owner and Royal Gold to the escrow agent.

         6.3 Closing Costs. Royal Gold shall pay the real property transfer tax, if any, the costs of escrow, and all recording costs incurred in the Closing.

         6.4 Taxes. Payment of any and all state and local real and personal property taxes levied on the Property purchase and not otherwise provided for in this Agreement shall be prorated between the parties as of the Closing on the basis of a thirty (30) day month.

         6.5  Payment of Purchase Price.  On the Closing, Royal
Gold shall pay to Owner, if it has not previously done so, in cash or by check, the balance of the Purchase Price.

         6.6 Effect of Exercise. On the Closing, Royal Gold shall acquire and own all of Owner's right, title and interest in and to the Property and the Underlying Agreements, and Owner shall have no right, title or interest in and to the Property or the Underlying
Agreements.  The Royalty shall terminate.

7. Compliance With The Law. All exploration and development work performed by Royal Gold during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Royal Gold shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Royal Gold's cost, and Royal Gold shall indemnify, defend and hold Owner harmless from any and all claims, assessments, fines and actions arising from Royal Gold's failure to perform the foregoing obligations. Owner agrees to cooperate with Royal Gold in Royal
Gold's application for governmental licenses, permits and approvals, the costs of which shall be borne by Royal Gold.

8.       Mining Practices; Inspection of Data.

         8.1  Mining Practices.  Royal Gold shall work the
Property in a miner-like fashion.

         8.2 Inspection of Data. During the term of this Agreement and at Owner's expense, Owner shall have the right to examine noninterpretive factual data regarding the Property, provided that such data is in Royal Gold's possession and that it is examined during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner such that such inspection does not delay, hinder or interfere with the operations of Royal Gold.

         8.3  Measurements; Analysis.  Royal Gold shall measure
Ore and grade and take and analyze samples in accordance with mining industry practices, and shall keep accurate records as a basis for computing the Royalty payments. These records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

9. Production Records. Royal Gold shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

10.      Consolidation of Operations.

         10.1 Cross Mining. Royal Gold is granted the right to mine and remove Minerals, Ore, Product and materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Royal Gold. Royal Gold may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Royal Gold shall have the right to treat or process, in any manner (including in situ or solution mining), any Minerals, Ore, material and products mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Property or on other lands and Royal Gold shall have no obligation to remove such Waste from the Property nor to return to the Property Waste resulting from the processing of Ores or materials from the Property.

         10.2 Unitization. Royal Gold's operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.

         10.3 Boundary Areas. Owner waives all rights, statutory and otherwise, to require Royal Gold to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Royal Gold or any other party. Owner waives its right to prohibit Royal Gold from mining within any minimum distance of any boundary line of the Property and contiguous lands, and grants to Royal Gold the authority to act as Owner's agent and representative to enter into agreements with the owners of contiguous properties so as to allow mining of all Ores located on, near or under the boundary of the Property. Owner waives all extralateral rights appurtenant to each unpatented mining claim which constitutes part of the Property, and agrees that Royal Gold's obligations to account for and to pay the Royalty shall apply and extend only to Minerals and Ores produced from within the vertical planes of the exterior boundaries of the Property extended downward to the center of the earth.

11.      Stockpiling; Waste.

         11.1 Stockpiling. Royal Gold shall have the right to stockpile on the Property or on other lands any Minerals, Ore, Product, materials or Waste mined or produced from the Property at such place or places as Royal Gold may elect, without the obligation to remove them from where stockpiled or to return them to the Property. The stockpiling of Minerals, Ore, Product or materials from the Property on other lands shall not be deemed a removal or shipment requiring payment in respect of Owner's interest. Royal Gold shall have the right to stockpile on the Property any ore, materials or waste mined or produced by Royal Gold from other lands without obligation to remove the same at any time. Owner agrees to recognize the rights and interests of others in such other ores, materials and waste stockpiled on the Property and to permit their removal by Royal Gold or the owner of such other ores, materials and wastes.

         11.2 Waste. Waste, overburden, surface stripping and other materials from the Property may be deposited on or off the Property. Nothing in this Section shall limit the provisions of this Agreement concerning stockpiling Product on or off the Property.

12. Mixing. Royal Gold shall have the right to commingle Minerals, Ore and Product from the Property and materials from other properties. Before commingling, Minerals, Ore and Product from the Property and other ore and materials shall be measured and sampled by Royal Gold in accordance with sound mining and metallurgical practice. Representative samples of Ore and other ores shall be retained by Royal Gold, and assays of these samples shall be made before commingling to determine the metal content of each ore. Royal Gold shall keep records of the measurements, samples and assays of metal content of the Ore and other ore.

13. Treatment. Royal Gold shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Minerals, Ore, Product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands.
The tailings and residue from such treatment may be deposited on the Property or on other lands. Owner shall have no right, title or interest in the tailings or residue; provided, however, that any of the tailings or residue remaining on the Property for a period of one (1) year after the date on which this Agreement has expired, or has been terminated by Royal Gold as to all of the Property, except on Royal Gold's exercise of the Option, shall be deemed abandoned by Royal
Gold and shall become the property of Owner.

14. Scope of Agreement. This Agreement shall extend to and include only the unpatented mining claims and patented mining claims which comprise the Property on the Effective Date as described in Exhibits A-1 through A-4.

15.      Work Obligations.

         15.1 Assessment Work. Beginning with the annual assessment work period of September 1, 1998, to September 1, 1999, and for each annual assessment work year commencing during the term of this Agreement, Royal Gold shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all applicable federal, state and local laws, regulations and ordinances, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances, provided that if Royal
Gold elects to terminate this Agreement or surrender any of the unpatented mining claims which are part of the Property before July
1 of any year, it shall have no further obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same with respect to that year for all of the unpatented mining claims or the surrendered unpatented mining claims, as the case may be. If under applicable federal laws and regulations federal annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work year of September 1, 1998, to September 1, 1999, Royal Gold shall timely and properly pay the federal annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance or rental fees and of Owner's intention to hold the Property, provided that if Royal Gold elects to terminate this Agreement or surrender any of the unpatented mining claims which are part of the Property before July 1 of any year, it shall have no further obligation to pay the fees and record or file proof of payment of the fees with respect to that year for all of the unpatented mining claims or the surrendered unpatented mining claims, as the case may be.

         15.2 Work Commitment.  During each Lease Year,
Royal Gold shall expend the sum of Two Hundred Fifty Thousand
Dollars ($250,000.00) on or for the exploration and development of the Property. The work commitment expenditures may consist of expenses incurred solely in connection with exploration on and development of the Property for: (a) geochemical, geological and geophysical survey and sampling of the property; (b) allocable salaries and wages of Royal Gold's employees; (c) travel and living expenses of Royal Gold employees; (d) consultants' and contractors' services; (e) drilling; (f) sampling and assaying; (g) location, amendment and relocation of unpatented mining claim; (h) examination of or preservation of title to the Property; and (i) all other expenses reasonably incurred by Royal Gold to explore for Minerals on and to develop the Property. On Owner's written demand, Royal Gold shall produce documentary evidence sufficient to prove Royal Gold has performed its work commitment obligations. If Royal Gold terminates this Agreement during any Lease Year before Royal Gold has performed its work commitment obligation for such Lease Year, Royal Gold shall expend an amount representing the proportion of the expenditure requirement prorated to and including the date of termination of this Agreement, provided, however, alternatively, Royal Gold may pay to Owner the difference between $250,000.00 and the amount actually incurred by Royal
Gold on and before the termination date. If during any Lease Year Royal Gold does not incur expenditures in an amount equal to or greater than $250,000.00, Royal Gold may pay to Owner the difference between $250,000.00 and the amount actually incurred by Royal Gold during the Lease Year. All work commitment expenditures incurred by Royal Gold during any Lease Year in excess of $250,000.00 shall be credited, insofar as such expenditures will go, against Royal Gold's work commitment obligations for any one or more subsequent Lease Years. If Royal Gold is unable to obtain any approval, consent, license or permit required by an federal, state or local government agency for Royal Gold's performance of its work obligations within thirty (30) days after Royal Gold's application for such approval, consent, license or permit, the period during which Royal Gold must complete its work obligation shall be extended by the time required for Royal Gold to obtain such approval, consent, li cense or permit. Royal Gold shall notify Owner that Royal Gold must extend the work obligation period, and Royal Gold shall deliver to Owner documentation which evidences Royal Gold's application for and the delays incurred by Royal Gold in respect of any approval, consent, license or permit.

16. Patent Application. Royal Gold may, at its expense, seek to patent, in Owner's name, any or all of the unpatented mining claims which constitute all or part of the Property. Owner pledges full cooperation to Royal Gold in executing any documents necessary to accomplish patenting if so desired by Royal Gold. If Royal Gold begins patent proceedings and Royal Gold desires to discontinue them, or if this Agreement is terminated while patent proceedings are pending, Royal Gold shall have no further obligation with respect to the patent proceedings, except to pay any unpaid expenses accrued in such proceedings before its request to discontinue, or before termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, under no circumstances shall Royal Gold be liable for any claims, losses or damages resulting from such cancellation. Owner appoints Royal Gold as Owner's lawful attorney-in-fact for the purpose of patent applications. All patents shall be part of the Property and the parties will promptly after issuance of each patent execute and deliver an addendum to this Agreement and a memorandum of this Agreement to such effect.

17. Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the termination or conversion of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Royal Gold shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property except as expressly provided in this Agreement.

         If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Royal Gold may, in Royal Gold's discretion, elect to exercise such right of conversion in Owner's name. Owner shall promptly execute and deliver any and all instruments necessary or convenient to Royal Gold's election of the right of conversion. Owner shall bear the cost of the application for such conversion, however, Royal Gold shall during the term of this Agreement pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

18.      Liens and Notices of Non-Responsibility.  Owner and
Royal Gold agree to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance; except that Royal Gold need not discharge or release any such lien, charge or encumbrance so long as Royal Gold disputes or contests the lien, claim or encumbrance. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Royal Gold in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located.
Nothing in this Agreement shall be construed to prevent Royal Gold from assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Property for the purpose of acquiring financing for its activities or operations on the Property or for any other purpose, which acts are expressly authorized.

19.      Taxes.

         19.1 Real Property Taxes. Owner shall pay any and all real property taxes assessed against the Property before execution of this Agreement. Royal Gold shall pay promptly before delinquency all real property taxes and assessments, whether general, special, ordinary or extraordinary, that may be levied or assessed during the term of this Agreement and on the Property then remaining subject to this Agreement, except those which are assessed or imposed against or levied on Owner's share of production or net proceeds of Minerals, Ore or Product, or in respect of any payments to Owner under this Agreement. All taxes which Royal Gold is obligated to pay for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Royal Gold, except that neither Owner nor Royal Gold shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. Royal Gold always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Owner, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization, before it shall be required to pay the taxes. Royal Gold shall upon request furnish to Owner copies of receipts or proof of payment for all such taxes and assessments when paid.

         19.2 Personal Property Taxes. Each party shall pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

         19.3 Income Taxes. Royal Gold shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to Owner, based upon payments under this Agreement or based upon the production or net proceeds of Minerals, Ore or Product from the Property. Each of Owner and
Royal Gold shall pay the net proceeds of mines taxes assessed against such party's respective share of production of Minerals, Ore or Product from the Property.

         19.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are Royal Gold's responsibility, Owner shall promptly forward them to Royal Gold for appropriate action, and if they are not received by Royal Gold by the later of: (a) ten (10) business days before any payment is due; or (b) five (5) business days after Owner's receipt of the tax bills or claims. Royal Gold shall not be responsible for any interest, penalty, charge, expense, or other liability arising from late payment. Owner agrees to indemnify and save harmless Royal Gold from all of the interest, penalties, charges, expense or liabilities that may be incurred by Royal Gold from time to time as a result of Owner's failure to promptly forward tax bills or claims to Royal Gold.

20. Indemnity. Royal Gold shall defend, indemnify and save harmless Owner, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and attorney's fees, in any way arising from or relating to Royal Gold's occupation, ownership and use of the Property, or its operations on or in the Property after the Effective Date. Owner shall defend, indemnify and save harmless Royal Gold, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages, including court costs and attorney's fees, in anyway arising from or relating to Owner's occupation, ownership and use of the Property, or its operations on or in the Property, before the Effective Date or after termination of this Agreement, except on Royal Gold's exercise of the Option, or after Royal Gold's reconveyance to Owner of any unpatented mining claims surrendered by Royal Gold in accordance with this Agreement. The parties' defense, indemnification and hold harmless obligations shall extend to and include any and all claims, actions or damages arising from or relating to federal, state or local laws, regulations or ordinances concerning the preservation of the environment or reclamation of the Property, including the Comprehensive Environmental Response, Compensation and
Liability Act, and the Resource Conservation and Recovery Act, and shall survive termination of this Agreement. Owner shall be named as an additional insured on all insurance policies maintained by Royal Gold with respect to the Property and Royal Gold's operations on the Property.

21. Inspection. At Owner's expense and on Owner's advance request and notice to Royal Gold, Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and Royal Gold's workings at reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner as not to unreasonably delay, hinder, or interfere with the operations of Royal Gold. Owner shall defend, indemnify and hold Royal Gold harmless from any and all damages, claims or demands arising from injury to Owner, Owner's agents or representatives or any third party, on the Property or on any access to the Property arising from or relating to Owner's entry and inspection.

22.      Title Information and Data.  On execution of this
Agreement, Owner shall promptly obtain and deliver to Royal Gold copies of all title abstracts, documents, opinions and reports affecting the Property which Owner has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Owner agrees to deliver to Royal Gold copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession, without charge.

23.      Representation of Title.

         23.1 Unpatented Mining Claims. Regarding the unpatented mining claims which constitute all or a portion of the Property, Owner covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations;
(b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and all federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely; (c) the claims are in good standing and Owner has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (d) Owner has good right and full power to lease and to convey the interests described in this Agreement; (e) the claims are free and clear of all liens, claims and encumbrances except as otherwise provided in this Agreement
(and the Exhibits attached to this Agreement); (f) Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the claims; and (g) Owner will defend title to the claims consistent with these representations and warranties. Owner makes no representation or warranty concerning the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property.

         23.2 Patented Mining Claims. Regarding the patented lands which constitute all or a portion of the Property, Owner covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) Owner has good title to and owns the entire undivided legal and equitable interest in the patented lands; (b) Owner has good right and full title to lease and convey the interests in the patented lands described in this Agreement; (c) the patented lands are free and clear of all liens, claims and encumbrances, except as otherwise provided in this Agreement (and the Exhibits attached to this Agreement); (d) Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the patented lands; and (e) Owner will defend title to the patented lands consistent with these representations and warranties.

         23.3 Underlying Agreements. Owner covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) Owner's execution and delivery of this Agreement and the instruments to be executed and delivered by Owner in accordance with the terms of this Agreement will not conflict with or result in a breach of or default under any of the terms, conditions or provisions of any of the Underlying Agreements; (b) there are no actions, claims, litigation, proceedings or suits pending or threatened against Owner or any of the Properties which could, if continued, adversely affect Owner's ability to fulfill Owner's obligations under this Agreement; (c) Owner has not previously assigned, optioned, subleased or otherwise encumbered its interest in the Underlying Agreements; (d) except as to the matter referred to in Section 5.1 concerning the Bottom Agreement, there has been no act or omission by Owner which could result by notice or lapse of time in the abandonment, breach, default, forfeiture, relinquishment or termination of any of the Underlying
Agreements; and (e) at Royal Gold's request, Owner will request and obtain from each lessor, sublessor or optionor, as applicable, under the Underlying Agreements an instrument in accordance with which each such party certifies that the Underlying Agreement to which it is a party is fully effective and in good standing.

24.      Remedies for Defects in Title.

         24.1 Royal Gold's Remedies. If Owner owns an interest in the Property which is less than the entire interest, except such lesser interests as are described in this Agreement, Royal Gold may seek any remedies available to it at law or in equity, including, but not limited to, acquisition of any interest not owned by Owner, the restitution of any and all payments made by Royal Gold pursuant to this Agreement, recovery of costs incurred by Royal Gold pursuant to this Agreement, termination or rescission of this Agreement and recovery of damages incurred by Royal Gold. If Owner does not promptly remedy any defects in title or to pay, when due, rents, mortgages or other liens against the Property, Royal Gold shall have the right, but shall not be obligated, to remedy such defects or to pay such amounts, and if it does so, Royal Gold shall be subrogated to all the rights of the holder of such rights. Royal Gold shall have the right to offset and credit against payments due to Owner under this Agreement and any conveyance by which Owner reserves the Royalty all of Royal Gold's costs incurred and payments made to remedy such defects or to pay such amounts, including any and all costs incurred by Royal Gold to acquire from any third party any interest in the Property or any portion of the Property. If Royal Gold acts to remedy such defects, such action shall not constitute an election of remedies on part of Royal Gold.

         24.2 Lesser Interest. as otherwise disclosed in the Exhibits attached to this Agreement, Owner owns an interest in the Property which is less than the entire and undivided estate in the Property, the Purchase Price and the Royalty shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Purchase Price and the Royalty shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the Property. Such reduction shall in no way be construed as a measure of damages that may be suffered by Royal Gold or to in any way limit the rights of Royal Gold to seek the remedies available to it.

         24.3 Escrow of Payments Pending Dispute. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Royal Gold, or if Royal Gold is advised by legal counsel for Royal Gold that it appears that a third party may have such a claim, Royal Gold may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute concerning ownership of the Property, the Minerals, the surface of the Property or the Royalty, payment of the Minimum Payments, or the Royalty payments, or the Purchase Price, as applicable, may be deferred until twenty (20) days after Royal Gold is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

         24.4 Survival of Royal Gold's Rights. The provisions of this Section shall survive any termination of this Agreement.

25. Amendment and Relocation of Claims. Royal Gold shall have the right to amend or relocate in the name of Owner any of the unpatented mining claims subject to this Agreement which Royal
Gold deems advisable to so amend or relocate. Royal Gold shall have the right to abandon any unpatented mining claims subject to this Agreement and relocate the lands formerly appropriated by abandoned mining claims as mill sites. Owner appoints Royal Gold as Owner's lawful attorney-in-fact for the purpose of the location, amendment or relocation of any such claims. All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

26. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

         26.1 Compliance with Laws. That it has complied with and will comply with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

         26.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

         26.3 Authority. That it has the full right, title and authority to enter into this Agreement and to perform its obligations, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or by which it is bound.

         26.4 Commissions; Finder's Fees. That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker's commission or finder's fee upon the execution and consummation of this Agreement.

         26.5 Performance of Obligations. That it shall have performed, satisfied and complied with all covenants, agreements and conditions required by it on or before the Closing Date.

         26.6 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

27.      Owner's Covenants, Representations and Warranties.
Owner covenants, represents and warrants as follows:

         27.1 Noninterference. Owner covenants that Owner will not do or permit to be done any act which would or might hinder or impair the rights of Royal Gold to exercise any right granted to Royal Gold under this Agreement or to acquire all right, title and interest in and to the Property. Owner acknowledges that the rights granted to Royal Gold under this Agreement are exclusive to Royal Gold, and Owner covenants that Owner will not enter into any agreement, contract, lease, option or other instrument for the grant to any other party of any rights to explore for, develop or mine any Minerals on the Property.

         27.2 Estoppel Certificate. On Royal Gold's written request, Owner will execute and deliver to Royal Gold an estoppel certificate, in form acceptable to Royal Gold, whereby Owner confirms that this Agreement is in full force and effect and that there are no defaults by Owner or Royal Gold under this Agreement.

         27.3 Environmental Conditions. Owner is not aware of nor has it received notice from any governmental agency of any condition existing on the Property or created by Owner which is or might be a violation of any applicable federal, state or local law, regulation or ordinance.

         27.4 Non-Foreign Status. Owner is not a "foreign person" as defined under section 1445(f) of the Internal Revenue Code. At Royal Gold's request Owner shall furnish Royal Gold an affidavit confirming its non-foreign status in such form as is reasonably required by Royal Gold.

28. Termination by Owner. In the event of any default or failure by Royal Gold to comply with any of the Covenants, terms or conditions of this Agreement, Owner shall be entitled to give
Royal Gold written notice of the default, specifying details of the same. If such default is not remedied within thirty (30) days after receipt of the notice, provided the same can reasonably be done within that time, or, if not, if Royal Gold has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Royal
Gold of Owner's termination of this Agreement. Termination shall not be based on a default or on a failure to remedy the same which results from any cause beyond the reasonable control of Royal Gold, including, without limitation, the force majeure provisions of this Agreement. If Royal Gold contests any alleged default, Royal Gold may give written notice of such contest to Owner during the period allowed for Royal Gold's cure of any alleged default. If Royal Gold notifies Owner of Royal Gold's contest of the alleged default, Owner shall have no right to deliver notice of termination or to terminate this Agreement until such time as a court of competent jurisdiction enters a decree or order that Royal Gold is in fact in default under this Agreement and the times for amendment, appeals and review of the decree or order have expired. If a court of competent jurisdiction enters a decree or order that Royal Gold is in fact in default under this Agreement, Royal Gold shall have thirty (30) days after entry of the decree or order and expiration of all times for amendment, appeal and review of the decree or order during which to commence action to cure the default as determined by the court of competent jurisdiction.

29.      Surrender and Termination.

         29.1 Termination by Royal Gold.  Royal Gold may at
any time terminate this Agreement by giving written notice to
Owner.   On or promptly after delivery of the notice of termination,
Royal Gold shall deliver to Owner a written release of this Agreement in proper form for recording. If Royal Gold terminates this Agreement, Royal Gold shall not be required to perform the obligations or the work commitment, if any, or pay the Minimum Payments which accrue or come due after the termination date, except as expressly provided in this Agreement. Owner shall assume and perform all duties, obligations and responsibilities in respect of the Property which accrue or arise after the date of termination, and Owner shall defend, indemnify and hold Royal
Gold harmless from any claims, damages, liabilities, losses or responsibilities arising from or relating to Owner's activities on ownership, possession or use of the Property.

         29.2 Partial Surrender of Mining Claims. During the term of this Agreement, Royal Gold may at any time surrender any unpatented mining claim which constitutes part of the Property. If during the term of this Agreement, Royal Gold intends to surrender any unpatented mining claim, it shall give written notice to Owner. Owner shall have ten (10) days following Owner's receipt of Royal Gold's notice during which to notify Royal Gold that Owner requests a reconveyance to Owner of the mining claim(s) proposed to be surrendered by Royal Gold. If Owner does not timely request a reconveyance of the mining claim(s), Owner shall be deemed to have irrevocably waived its right to request a reconveyance of the surrendered mining claim(s). If Owner timely requests that Royal Gold reconvey the mining claim(s), Royal Gold shall promptly execute and deliver to Owner a quitclaim deed of Royal Gold's right, title and interest in and to the mining claim(s) proposed to be surrendered. At such time Owner shall assume and perform all duties, obligations and responsibilities in respect of the mining claim(s) which accrue or arise after the date of Royal Gold's execution of the quitclaim deed, and Owner shall defend, indemnify and hold harmless Royal Gold from any claims, damages, liabilities, losses or responsibilities arising from or relating to Owner's activities on, ownership, possession or use of the reconveyed mining claim(s).

         29.3 Surrender of Underlying Agreements. During the term of this Agreement, Royal Gold may at any time surrender any Underlying Agreement which constitutes part of the Property. If during the term of this Agreement, Royal Gold intends to surrender any Underlying Agreement, it shall give written notice to Owner.
Owner shall have ten (10) days following Owner's receipt of Royal Gold's notice during which to notify Royal Gold that Owner requests a reassignment to Owner of the Underlying Agreement proposed to be surrendered by Royal Gold. If Owner does not timely request a reassignment of the Underlying Agreement, Owner shall be deemed to have irrevocably waived its right to request a reassignment of the surrendered Underlying Agreement. If Owner timely requests that Royal Gold reassign the Underlying Agreement, Royal Gold shall promptly execute and deliver to Owner an assignment of Royal
Gold's right, title and interest in and to the Underlying Agreement proposed to be surrendered. At such time Owner shall assume and perform all duties, obligations and responsibilities in respect of the Underlying Agreement which accrue or arise after the date of Royal Gold's execution of the assignment, and Owner shall defend, indemnify and hold Royal Gold harmless from any claims, damages, liabilities, losses or responsibilities arising from or relating to Owner's activities on, ownership, possession or use of the reconveyed Underlying Agreement.

30. Entry After Termination. After termination of this Agreement, except on Royal Gold's exercise of the Option, Royal
Gold shall have one hundred and one hundred eighty (180) days during which to remove from the Property all buildings, structures, and equipment. Also, Royal Gold shall have the right to enter on the Property, without obligation, to pay any payments to Owner or to perform any other obligations under this Agreement, for the purpose of reclamation, remediation or restoration of the Property as required under any applicable federal, state or local laws, regulations or ordinances.

31. Data. Upon termination of this Agreement, except on Royal Gold's exercise of the Option, Owner shall have the right to request copies of all noninterpretive factual data regarding the Property in Royal Gold's possession at the time of termination which have before termination not been delivered to Owner. Royal Gold agrees that it will within thirty (30) days after receipt of a timely written demand by Owner deliver to Owner a copy of all such noninterpretive factual data. Royal Gold shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information. Owner must exercise its right to request the information in writing and must give such written request within thirty (30) days after termination of this Agreement, and absent such timely written demand, Royal Gold shall have no obligation under this Section to provide such information.

32. Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Owner or Royal Gold by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Each of the parties agrees, with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform the other party of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure if the other party so desires. Nothing in this Agreement shall limit or restrict the right of either party to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of such party by virtue of this Agreement.

33. Force Majeure. The respective obligations of either party, except Royal Gold's obligation to pay the Minimum Payments and perform the annual assessment work or pay the federal annual mining claim maintenance or rental fees required under this Agreement, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, lack of market for the sale of Ore, Minerals or Product, or other cause of the same or other character beyond the reasonable control of such party.

34. Disputes not to Interrupt Operations. Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Royal Gold's operations.
In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

35.      Memorandum Agreement.  Upon execution of this
Agreement, the parties shall execute and deliver a short form of this Agreement which shall be recorded in the office of the recorder of each county in which all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties.

36. Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission and actually received by such party.
Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable

              If to Owner:  New Concept Mining, Inc.
                            1017 South Mountain
                            Monrovia, California  91016

         If to Royal Gold:  Royal Gold, Inc.
                            1660 Wynkoop Street
                            Suite 1000
                            Denver, Colorado  80202

37. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

38. Whole Agreement. This Agreement supersedes all prior agreements between the parties. The whole agreement between the parties is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

39. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is situated. The parties submit to the jurisdiction of the state courts within and the United States District Court for the district and division in which the Property is situated, and waive any objections to the jurisdiction of such courts and venue of any actions or proceedings in such courts arising from or relating to this Agreement.

40. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

41. Other Interests. Owner represents that Royal Gold has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Property subject to this Agreement, and/or to discontinue or interfere with a business relationship with any such licensee(s) or Royal Gold(s), or otherwise. Owner agrees to defend, indemnify and hold harmless Royal Gold against any and all claims, demands or suits for damages or injunctive relief which may be brought against Royal Gold, incident to, arising from, in connection with or resulting from any such termination and/or discontinuance of a business relationship.

42. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

43.      Assignment.

         43.1 By Royal Gold. Royal Gold may assign, sublease or transfer this Agreement or any part of its interest as Royal Gold determines in its discretion, provided that the proposed assignee, sublessee or transferee executes and delivers to Owner a written instrument in accordance with which the proposed assignee, sublessee or transferee agrees to assume, perform and undertake all of Royal Gold's obligations under this Agreement which accrue on and after the effective date of the proposed assignment, sublease or transfer, and, provided, that the proposed assignee, sublessee or transferee has the financial ability to assume and perform such obligations. If Royal Gold assigns its interest under this Agreement, it shall be relieved of any obligations or liabilities under this Agreement which accrue after the effective date of the assignment.

         43.2 By Owner. If Owner intends to transfer all or any part of its interest in the Property or in or under this Agreement in accordance with the terms of an agreement which Owner determines is acceptable, Owner shall promptly notify Royal Gold of Owner's intentions. The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). Royal Gold shall have sixty (60) days from the date Royal Gold receives such notice to notify Owner that Royal
Gold elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in Owner's notice. If Royal Gold fails to elect within the period provided for in this Section, Owner shall have thirty (30) days following the expiration of such period to consummate the transfer to a third party at a price upon terms no less favorable to Owner than those offered by Owner to Royal Gold in Owner's notice. If Owner fails to consummate the transfer to a third party within the period described in this Section, Royal Gold's preferential right to acquire such offered interest shall be deemed to be revived. Any subsequent proposal by Owner to transfer its interest in the Property in or under this Agreement shall be conducted in accordance with all of the procedures described in this Section. No change in ownership of Owner's interest in the Property shall affect Royal Gold's obligations under this Agreement unless and until Owner delivers and Royal Gold receives certified copies of instruments recorded or other documents necessary to demonstrate the change in ownership of Owner's interest. No other type of notice, whether actual or constructive, shall be binding on Royal
Gold. Until Royal Gold receives Owner's notice and the documents required to be delivered under this Section, Royal Gold may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Royal Gold's obligations or diminish Royal Gold's rights under this Agreement, and Royal Gold may disregard any such division.

44. Attorney's Fees and Costs. If any action or proceeding is commenced by one party against any other party to this Agreement, the party prevailing in such proceeding or action, as determined by final judgment in any such proceeding or action, shall be entitled to such party's costs incurred, including reasonable attorney's fees and court costs.

45. Conditions and Bottom Option. Royal Gold's obligations under this Agreement are conditional on completion on or before expiration of the Diligence Period to Royal Gold's satisfaction, determined in its sole discretion, of the following conditions:

         45.1 Environmental Assessment. Royal Gold shall have completed an environmental assessment and examination of the Property. Royal Gold's conduct of an environmental assessment and examination of the Property shall not release or waive any of Owner's covenants, representations, obligations or warranties or Royal Gold's rights under this Agreement.

         45.2 Litigation and Title Examination. Royal Gold shall have completed its examination and evaluation of Owner's title to the Property and any actions or proceedings concerning title to the Property. Royal Gold's examination and evaluation of Owner's title to the Property and any litigation or proceedings shall not release or waive any of Owner's covenants, obligations, representations or warrants or Royal Gold's rights under this Agreement.

         At any time during the Diligence Period, Royal Gold may:
(a) terminate this Agreement in its entirety; (b) elect to exercise the Bottom Option, in which case Owner shall execute and deliver to Royal Gold an assignment of all of Owner's right, title and interest in and to the Bottom Agreement and the part of the Property subject to it, in form acceptable to Royal Gold, and terminate this Agreement in respect of the other Underlying Agreements and the portions of the Property subject to the other Underlying Agreements;
or (c) notify Owner that Royal Gold elects to proceed under this Agreement. If Royal Gold exercises the Bottom Option, Royal Gold shall assume and perform all of Owner's obligations under the Bottom Agreement, and Owner shall have no right, title or interest in or under the Bottom Agreement or in the part of the Property subject to the Bottom Agreement. In such case, this Agreement shall terminate in respect of the other Underlying Agreements, and Royal
Gold shall have no obligations whatever to Owner under this Agreement in respect of the other Underlying Agreements or the parts of the Property subject to such other Underlying Agreements.
If Royal Gold elects to proceed under this Agreement, all of Royal Gold's obligations, including those which accrue on expiration of the Diligence Period, shall be binding on it.

         The parties have executed this Agreement effective as of November 21, 1997.

                                       New Concept Mining, Inc.


                                       By: /S/
                                           Bill Foster, President

                                       Tax Identification No.


                                       Royal Gold, Inc.


                                       By: /S/
                                           Peter Babin, President










STATE OF FLORIDA,       )
                             ss.
COUNTY OF               )

         This Mining Lease and Option to Purchase Agreement was acknowledged before me on December _____, 1997, by Bill Foster as President of New Concept Mining, Inc.


                                                 Notary Public
                                       My commission
expires

STATE OF COLORADO, )
                        ss.
COUNTY OF DENVER.  )

         This Mining Lease and Option to Purchase Agreement was acknowledged before me on December _____, 1997, by Peter Babin as President of Royal Gold, Inc.


                                                 Notary Public
                                       My commission
expires